Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the FiEE, Inc. 2025 Equity Incentive Plan of our report, which includes an explanatory paragraph related to FiEE, Inc.’s (f/k/a Minim, Inc.) ability to continue as a going concern, dated April 09, 2025, relating to the consolidated financial statements of FiEE, Inc. as of December 31, 2024 and for the year then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, originally filed by FiEE, Inc. with the Securities and Exchange Commission on April 10, 2025, as amended on April 30, 2025 and August 20, 2025.

/s/ Beckles & Co. Inc.

West Palm Beach, FL
December 23, 2025